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                                                                   EXHIBIT 10.83



                WORLDWIDE MEDICAL PRODUCT DISTRIBUTION AGREEMENT



         This Worldwide Medical Product Distribution Agreement (the "Agreement") is effective as of May 31, 1996, between Collagen Corporation, a Delaware corporation with an address at 2500 Faber Place, Palo Alto, California 94303 ("Distributor") and Tissue Technologies, Inc., a corporation organized under the laws of California, with its principal place of business at 1370 Green Street, San Francisco, California 94109 (the "Supplier").

                  WHEREAS, Supplier is engaged in the development of products comprised of E-PTFE tubes for soft tissue augmentation and management of facial wrinkles;

                  WHEREAS, Distributor is engaged in the marketing and sale of medical products for soft tissue augmentation and management of facial wrinkles;

                  WHEREAS, Distributor wishes to be appointed Supplier's exclusive distributor of the Products in the Territory (as such terms are hereinafter defined), and Supplier wishes to appoint Distributor as its sole exclusive distributor;

                  WHEREAS, Distributor wishes to purchase Product(s) from Supplier, and Supplier wishes to sell Product(s) to Distributor for exclusive marketing and sale of the Product(s) in the Territory on the terms and subject to the conditions set forth herein.

         NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, the parties agree:



1.       DEFINITIONS

         1.1 "First Commercial Sale" shall mean the first transfer of title to a Product by Distributor to a third party, excluding Distributor's subsidiaries or affiliates, for monetary consideration.

         1.2 "Government Agency" shall include all local, national, and supranational bodies with the legal authority to establish rules, regulations, standards and guidelines (or to issue certificates of compliance with these), covering the design, manufacturing, and marketing of the Products in the Territory. This will include without limitation the United States Food and Drug Administration.

         1.3 "Initial Period" shall mean the term beginning as of the First Commercial Sale of Product(s) and ending on *** .


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         1.4 "Intellectual Property Rights" shall include all patents, copyrights, and other proprietary rights or applications therefor, including Supplier's rights under the Exclusive License Agreement between Supplier and The Regents of the University of California ("The Regents") dated December 1, 1993 appended hereto as Exhibit A, which the Supplier may at any time during the term of this Agreement own, license, adopt, use, or register with respect to the Products.

         1.5 "Net Sales" means the amounts actually received from the sale of Products by Distributor or its subdistributor for cash or other forms of monetary consideration, in accordance with Generally Accepted Accounting Principles, less the following deductions: (a) allowances, rejections, returns, and volume discounts, (b) freight , transport packaging, insurance charges associated with transportation, and (c) taxes, tariff, or import/export duties.

         1.6 "Product(s)" means any and all of those products described in Schedule A, and identified by a separate Product Specification (as hereinafter defined).

         1.7 "Product Specification" shall mean any document that defines the manufacturing requirement of a Product, including but not limited to packaging configuration, labeling, material components, and information relating to material composition and release tests that may be certified pursuant to a Certificate of Analysis. Each Product Specification shall be incorporated into this Agreement as an Appendix to Schedule A.

         1.8 "Territory" means any and all of the countries, or parts thereof, referred to in Schedule B.


2.       APPOINTMENT OF THE DISTRIBUTOR

         2.1 Supplier hereby appoints the Distributor, and the Distributor hereby accepts this appointment, as Supplier's sole and exclusive (subject to Section 5.9, Minimum Purchase) authorized distributor, with the right to grant subdistributorships, for the promotion, marketing, distribution and sale of Products in the Territory. As a result, Supplier will not sell Products in the Territory, other than through Distributor.

3.       MILESTONE PAYMENTS

         3.1 So long as the Supplier is not in breach of any material provision of this Agreement, and upon the occurrence of the following events, the Distributor shall make the following milestones payments to the Supplier:

                  (a) *** upon the execution of this Agreement;

                  (b) *** within *** days of Supplier's notice to the Distributor of the issuance of a United States patent claiming Supplier's soft tissue augmentation device; and

                  (c) *** upon   *** of the Effective Date.

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4.       PRICE, FORECASTS, PURCHASE ORDER, DELIVERY, ACCEPTANCE, TRANSFER OF
         TITLE, FEES AND PAYMENT

         4.1 Prices. Subject to the provisions of this Agreement, the Supplier shall sell Products to the Distributor at the unit prices set forth in Schedule
A. The Purchase Price constitutes payment for the manufacturing cost of the Products and royalties due Supplier for Distributor's exclusive distribution right. Nothing herein shall obligate the Distributor to pay any additional past or future royalties to any third party, unless expressly included in this Agreement. The unit price set forth in Schedule A includes the cost of the Product, all expenses relating to packaging and labeling of the Products, all freight insurance premiums, and all freight charges to the mutually agreed upon delivery site(s) listed in Schedule D.

         4.2 Forecasts. The Distributor shall provide non-binding, rolling twelve (12) month forecasts of Distributor's anticipated requirements of Products, updated *** , throughout the term of this Agreement. Such twelve (12) month forecast shall be based on Distributor's fiscal year cycle, beginning on July 1st and ending on June 30th.

         4.3      Purchase Orders.

                  (a) Purchase orders shall be submitted by the Distributor in writing. During the Initial Period, purchase orders in any given year must meet the minimum purchase requirements set forth in Schedule C. In the event that the Supplier is unable to fulfill the terms of any purchase order, the Supplier shall so inform the Distributor in writing within five (5) business days of the Supplier's receipt of such purchase order. Any orders in the ordinary course of business, consistent with normal ordering practices, that are rejected or unfullfilled by Supplier shall be deducted from the minimum purchase requirement, in any given year, as set forth in Schedule C. Purchase orders shall be deemed accepted and binding by the Supplier unless the Supplier rejects any purchase order in writing by return facsimile within five (5) business days of the Supplier's receipt of such purchase order.

                  (b) Distributor, may at its option, either reschedule delivery of any Products or cancel any order or portion thereof, upon written notice to Supplier. A "reschedule" is defined as changing all or any portion of those Products scheduled for shipment on any ship date by moving the ship date later in time. Distributor shall have a right to cancel or reschedule any order for later shipment provided such request is received by Supplier at least thirty
(30) days in advance of the original ship date.

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         4.4 Delivery. Products shall be sold to the Distributor F.O.B. delivery site(s) listed in Schedule D. Supplier shall deliver an invoice to Distributor for each unit of Product sold to Distributor pursuant to Distributor's purchase order. Distributor agrees to conform its purchase orders to the minimum quantity of Products shipped to a particular delivery site as set forth in Schedule D.

         4.5 Acceptance. The Distributor shall within ten (10) business days inspect each shipment of Products after delivery. In the event the Distributor determines that any shipment, or part thereof, is incomplete, damaged or defective, the Distributor shall so inform the Supplier in writing within such ten (10) business days. All Products shall be deemed accepted by the Distributor unless any such delivery, or part thereof, is rejected in writing by return facsimile within such ten (10) business days period.

         4.6 Transfer of Title. Title to and ownership of Products shall pass to the Distributor upon acceptance by the Distributor, and the Distributor shall thereafter be responsible for any damage or loss of such Products. Supplier shall bear all risk of loss of, or damage to, all units of Products up to the time the Products are accepted by Distributor.

         4.7 Fees. The Distributor shall be responsible for payment of customs and other duties and any taxes in the Territory and for obtaining any import and export licenses that may be required by proper authorities in the Territory.

         4.8 Payments. Payment for Products shall be made in United States dollars. During the Initial Period, Distributor shall pay Supplier within *** after receipt of an invoice, and acceptance of the Products by the Distributor. Subsequent to the Initial Period, Distributor shall pay Supplier in arrears, within *** after Distributor's quarter end close. The calculation for such payments are described in Schedule A.


5.       GENERAL OBLIGATIONS OF THE DISTRIBUTOR

         5.1 Inventory Levels. The Distributor shall maintain an inventory of Products reasonably sufficient to meet *** of anticipated sales of the Products in the Territory. The Distributor shall store the Products under secure conditions and in compliance with all pharmaceutical or medical device laws applicable to storage of the Products.

         5.2 Independent Agent. The Distributor shall conduct its business in the purchase and resale of Products as a principal for its own account and at its own expense and risk. The Distributor, its agents and employees are not the legal representatives, employees or agents of Supplier for any purpose and have no right or authority to incur any expenses on behalf of Supplier or to assume or create, in writing or otherwise, any obligations of any kind, express or implied, in the name of or on behalf of Supplier. Nothing contained in this Agreement shall create the relationship of partners, joint ventures, employer and employee, principal and agent, or any similar relationship, between Supplier and the Distributor.

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         5.3      Regulatory Approvals and Compliance.

                   (a) Excluding the United States, Distributor shall obtain and own all regulatory approvals, certificates, registrations, licenses, and permits related to the Products unless prohibited by local law. In the event that necessary approvals, certificates, registrations, licenses, and permits required to sell and distribute the Products in the Territory are required by local law to be owned by, or held in the name of Supplier, Supplier agrees that it shall provide reasonable assistance to Distributor in order to obtain any and all applicable regulatory approvals required by Government Agencies under the laws and/or regulations of any jurisdiction in order to market the Products within the Territory, including but not limited to, meeting relevant standards and guidelines, preclinical, clinical, and safety approvals required by Government Agencies. Regulatory approvals, certificates, registrations, licenses, and permits filed during the term of this Agreement, excluding U.S. filings, and in the name of Supplier shall be assigned to Distributor upon termination of this Agreement. Distributor shall promptly inform Supplier of any changes in regulatory or compliance status that might significantly affect the marketing of the Products in the Territory;

                   (b) the Distributor agrees not to sell or distribute the Products in any country within the Territory until such time as all product licenses and approvals required by the laws of such country have been obtained;

                   (c) the Distributor shall comply with any recalls for the Products issued by Supplier or applicable Government Agencies;

                   (d) the Distributor shall maintain a record of any customer complaints or comments and promptly forward information relating to such complaints or comments to Supplier; the Distributor shall also disclose to Supplier promptly via facsimile any Medical Device Report ("MDR") related to the Products subject to the Code of Federal Regulations, 21 CFR Part 803, and/or subject to the Medical Device Vigilance System of the European Commission Guidelines, MED DEV 03/93, rev 2.

         5.4 Sales Effort. The Distributor shall employ an appropriate number of sales personnel, maintain a suitable organization, and use its commercially reasonable efforts to actively market and sell the Products in the Territory.

         5.5 Marketing Effort. The Distributor shall use its commercially reasonable efforts to promote the Products to persons engaged in all appropriate medical specialties, including but not limited to plastic surgery, dermatology, ENT (ear, nose, and throat), aesthetic and cosmetic medicine and other related areas of the medical profession.

         5.6 Liability Insurance. The Distributor shall, if required by local law, obtain, and pay premiums and all costs associated with liability insurance in an amount sufficient to satisfy local laws and commercial practices.

         5.7 License Fees and Taxes. The Distributor shall pay all license fees, taxes and other fees including, but not limited to, sales, use, service use, occupation, service occupation, personal property and excise taxes, assessments or taxes which may be assessed or levied by any national, state or local government, and any departments and subdivisions thereof, against the Distributor for the distribution and sale of the Products which are ordered by the Distributor and are under the Distributor's control.

         5.8 Import/Export Licenses. The Distributor shall, at its own expense, pay all import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Products purchased by the


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Distributor; the Distributor understands that Supplier is subject to regulation by agencies of the U.S. Government (including without limitation the U.S. Department of Commerce) which prohibit export or diversion of certain technical products to certain countries; the Distributor warrants that it will comply in all respects with the export and re-export restrictions set forth in the export license for every Product purchased under this Agreement.

         5.9      Minimum Purchase Requirement.

                  (a) During the Initial Period and subject to Section 4.3(a), the Distributor agrees to purchase the number of units of Product(s) represented by the United States dollar amount set forth for each time period in Schedule C. In the event that (i) the Distributor fails to satisfy such minimum purchase requirement during the Initial Period, (ii) the Supplier provides written notice of such failure to the Distributor, and (iii) the Distributor fails to cure such condition within ninety (90) day of its receipt of such notice, the Supplier shall have the option to either (i) revert Distributor's exclusive distribution right to a non-exclusive distribution right, or (ii) terminate this Agreement.

         (b) For each twelve-month period after the Initial Period and until the termination of this Agreement, to maintain Supplier's exclusive appointment of Distributor, the Distributor agrees to purchase the number of units of Product(s) represented by the United States dollar amount set forth for each time period in Schedule C. In the event that (i) the Distributor fails to satisfy such minimum purchase requirement for any twelve-month period subsequent to the Initial Period, (ii) the Supplier provides written notice of such failure to the Distributor, and (iii) the Distributor fails to cure such condition within ninety (90) day of its receipt of such notice, the Distributor shall be deemed to be a nonexclusive distributor of the Products and the Supplier shall be entitled to appoint another nonexclusive distributor for the Territory. If Distributor's rights become non-exclusive, then all minimum purchase requirements shall become null and void.

         (c) Within the United States or the European Economic Area, if in any given period (i) the Supplier is unable to meet all applicable regulatory requirements by Government Agencies of a particular country relating to Supplier's obligations under this Agreement, and therefore Distributor is unable to obtain regulatory approval in such particular country, or (ii) the Supplier and Distributor fail to agree upon Product Specifications within *** after receiving all applicable regulatory approvals required by Government Agencies in a particular country, and Distributor's supply of Product(s) is interrupted, then Distributor's minimum purchase requirement for such interrupted period shall be reduced by *** for so long as Supplier is unable to meet Distributor's supply requirement.

         5.10 Financial Audit. Payments made by Distributor to Supplier, excluding payments made pursuant to an invoice for delivery of Product(s) during the Initial Period, shall be subject to reasonable audit by Supplier upon sixty
(60) days prior written notice, and at Supplier's expense, not more often than once in any twelve month period. Supplier's audit shall be limited to sales reports, order entry, and shipping records on Product(s). If such audit discloses an error between reported numbers and actual numbers by 5% or more, then Distributor shall pay Supplier's audit expenses.

6.       GENERAL OBLIGATIONS OF SUPPLIER

         6.1 Fulfillment of Purchase Orders. Following receipt and acceptance of a purchase order from the Distributor for Products, Supplier shall use all commercially reasonable endeavors to fulfill such purchase order without undue
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manufacturing lead times) and to deliver the Products in accordance with the
Distributor's instructions.

         6.2 Initial Product Delivery. Supplier shall use its commercially reasonable efforts to manufacture and deliver at least *** units of Products by
*** .

         6.3 Manufacturing Compliance. Supplier shall manufacture and deliver Products which meet the Product Specifications, including packaging and labeling in multiple languages as needed, mutually agreed upon by the parties and which conform at all times to applicable regulations. Supplier shall have the primary responsibility for manufacturing compliance of the Products in the Territory as required by Government Agency rules and regulations, including but not limited to, recalls of Products. Supplier shall provide at least ninety (90) days written notice to the Distributor regarding any proposed changes, modifications, deletions or additions to be made to the Product(s) and shall consult with the Distributor prior (i) to discontinuing the manufacture, supply or sale of any type of Product, (ii) to making changes in materials or design, or (iii) to adding improvements to any Product. Supplier agrees that prior to implementing any manufacturing changes, it will have received notice from Distributor that such changes have been approved by all relevant Government Agencies.

         6.4 Certification, Audits, and Second Supply. The Supplier shall use its commercially reasonable efforts to qualify its manufacturing contractor(s) as ISO certified facilities by *** , and shall obtain the permission of its manufacturing contractor(s) to allow the Distributor to audit the facilities of such manufacturing contractor(s). The Supplier shall use its commercially reasonable efforts to establish (or contract for) a second Product manufacturing capability promptly upon the first sale of a commercial lot of Product.

         6.5 Regulatory Assistance. Supplier agrees that it shall provide reasonable assistance to Distributor in order to obtain any and all applicable regulatory approvals required by Government Agencies under the laws and/or regulations of any jurisdiction in order to market the Products within the Territory, including but not limited to, meeting relevant standards and guidelines, preclinical, clinical, and safety approvals required by Government Agencies. Supplier shall promptly inform Distributor of any changes in regulatory or compliance status that might significantly affect the marketing of the Products in the Territory.

         6.6 Regulatory Compliance. Upon receipt of a notification by Distributor, relating to an MDR, the Supplier shall notify the Food and Drug Administration within five (5) business days in compliance with 21 CFR Part 803, and/or in accordance with the Medical Device Vigilance System of the European Commission Guidelines, MED DEV 03/93, rev 2.

         6.7 Marketing Assistance. Supplier shall, at its own expense, from time to time and at the request of the Distributor, provide the Distributor with information, including but not limited to clinical protocol and data results, and assistance reasonably related to the marketing of Products in the Territory. Supplier shall, at its own expense, make the mutually agreed upon quantities, not to exceed *** units per year, of its promotional materials and demonstration products (not for human use), including in multiple languages as needed, available to the Distributor, for Distributor's use in promoting the Products in the Territory. Supplier's mutual agreement to make the quantities of demonstration product shall not be unreasonably withheld.

         6.8 Prelaunch Assistance. The Supplier will, at its own expense, provide such Distributor training, marketing, and clinical support as reasonably requested by the Distributor in order for Distributor to effectively launch the marketing and sales of Products in any country of the Territory. If such
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the Northern California Bay Area, then Distributor shall only pay Supplier's travel and out-of pocket expenses provided that Supplier provides reasonable documentation for such expenses. Such time commitment shall not exceed 35 hours, exclusive of travel time, over the twelve month period after the Effective Date.

         6.9 Postlaunch Assistance. The parties anticipate that the Distributor and Drs. Robert Schindler and Corey Maas, founders of the Supplier, will enter into consulting arrangements separately for Supplier's attendance at major national and regional trade shows and educational forums where similar or competitive products are displayed and to present the Products fairly at such shows and workshops.


7.       INTELLECTUAL PROPERTY

         7.1 Grant of License.

         (a) The Supplier hereby grants to the Distributor the sole and exclusive, worldwide, fully-paid up license, with the right to sublicense, under the Supplier's Intellectual Property Rights and subject to the rights granted by The Regents, to use such Intellectual Property Rights solely in connection with the sale and other distribution of Products in the Territory.

         (b) Distributor shall have a first right of refusal to distribute any biocompatible product owned by Supplier for use in soft tissue augmentation and management of facial wrinkles. The Distributor and Supplier agree to negotiate in good faith the terms of such distribution right, including but not limited to any manufacturing obligations, and shall cooperate in the finalization of a definitive agreement within *** after Distributor's notice of acceptance of such distribution right.

         7.2 Assistance. The Distributor shall promptly notify the Supplier (i) of any claims or objections that the Distributor's use of the Intellectual Property Rights in connection with the marketing or sale of the Products may or will infringe any third party patent, copyright, trademarks, trade names, or other proprietary rights, and (ii) of any and all third party infringements, imitations, illegal use, or misuse of the Intellectual Property Rights which come to its attention.

         7.3 Patent Issuance Fee. In the event and solely upon the occurrence of the issuance of a United States patent claiming Supplier's soft tissue augmentation device described in Schedule A, the Distributor shall pay Supplier the total sum of *** which represents payment for the license fees set forth in
Section 4.1 of the Exclusive License Agreement, dated December 1, 1993, between The Regents and the Supplier. Supplier acknowledges that it is solely responsible for paying The Regents any and all license fees pursuant to Section
4.1 of the Exclusive License Agreement.

         7.4 University of California. Subsequent to the first quarter in which the Distributor makes sales of the Product, and each quarter thereafter in which the Distributor makes sales of the Products, the Supplier will make the royalty payments due to The Regents pursuant to Section 5 of the Exclusive License Agreement, dated December 1, 1993, between The Regents and the Supplier. Distributor shall pay Supplier the royalty payments due to The Regents pursuant to Section 5 of the Exclusive License Agreement, dated December 1, 1993, between The Regents and the Supplier. If the Distributor's rights become non-exclusive, then royalty payments will be limited to those in Section 5.1 of the Exclusive License Agreement and will not include the minimums in Section 5.5.

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         7.5 Trademarks. Nothing in this Agreement will be construed as conferring any right to use in advertising, pubilicity, or other promotional activites any name, trade name, trademark, or other designation of either party hereto by the other (including contraction, abbreviation or simulation of any of the foregoing). Distributor shall solely own and maintain, at its expense, any and all trademarks used in its distribution of the Products in the Territory. Supplier shall not register any such trademark(s) of Distributor in any country of the Territory for its own or third party use.


8.       CONFIDENTIAL INFORMATION

         8.1 "Confidential Information" shall mean any confidential, secret, or proprietary information relating to the scientific and/or business affairs of either party, regardless of whether such information is specifically designated as confidential, and regardless of whether such information is in written, oral, electronic, or other form. Such Confidential Information may include, but is not limited to, trade secrets, know-how, inventions, technical data or development activities, product and marketing plans, customer and supplier information, and legal and regulatory activities. Each party shall treat as confidential all Confidential Information provided by the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the Confidential Information and shall not disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care to prevent the disclosure of Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance, and shall in any event use no less than reasonable procedures and a reasonable degree of care.

         8.2 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information that:

                  (a) was generally known and available in the public domain at the time it was disclosed, or becomes generally known and available in the public domain through no fault of the receiver;

                  (b) was known to the receiver at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure;

                  (c) is disclosed with the prior written approval of the discloser;

                  (d) was independently developed by the receiver without any use of the Confidential Information and by employees or other agents of the receiver who have not been exposed to the Confidential Information, provided that the receiver can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development;

                  (e) becomes known to the receiver from a source other than the discloser without breach of this Agreement by the receiver and in a manner which is otherwise not in violation of the discloser's rights;

                  (f) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide reasonable advance written notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure, by asserting the confidential nature of the information sought.


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         8.3 The provisions of this Section 8 shall be in full force and effect for five (5) years after the termination of this Agreement.

9.       INDEMNIFICATION AND REPRESENTATION

         9.1 Indemnification by the Distributor.The Distributor shall indemnify, defend, and hold the Supplier harmless from and against any and all third party claims relating to and/or arising out of the marketing, distribution and sale of the Products, where and to the extent the damages are alleged to have been caused by the fault of the Distributor, its employees or agents.

         9.2 Indemnification by the Supplier. The Supplier shall indemnify, defend, and hold the Distributor harmless from and against any and all third party claims relating to and/or arising out of (i) the manufacture of Products, including but not limited to any product, manufacturing, or labelling defect in the Product, (ii) infringement of third party patent, copyright, trademarks, trade names, or other proprietary rights, and (iii) any failure by Supplier to act in accordance with applicable laws and regulations in the Territory in connection with the Products.

         9.3 Representation by the Supplier. The Supplier hereby represents that the Exclusive License Agreement between The Regents and the Supplier, dated December 1, 1993 is in full force and effect, and that the Supplier has the rights to grant Distributor the exclusive distribution rights under such Exclusive License Agreement. The Supplier shall meet any and all obligations under the Exclusive License Agreement to ensure that the License Agreement does not terminate or become non-exclusive.


10.      LIMITED WARRANTY AND LIMITATION OF LIABILITY

         10.1 Supplier warrants that each Product sold to Distributor hereunder will (i) be free from defects in materials and workmanship, (ii) be in compliance with ISO 9001 standards by *** , (iii) be manufactured, packaged, and labeled in accordance with the then prevailing Product Specifications, and (iv) have a remaining shelf-life at the date of shipment of at least twenty-four (24) months (the "Warranty Period"). If Distributor provides notice to Supplier during the Warranty Period that a Product breaches this warranty, Distributor shall, if requested by Supplier, return such Product to Supplier, or if not so requested, dispose of such Product in accordance with Supplier's instructions. The sole and exclusive remedy in the event of any breach of the foregoing warranty is either (i) for the Distributor to so return or dispose of the defective Products to Supplier (delivery or postage prepaid by Supplier) for replacement in accordance with its standard warranty procedures, or (ii) for a refund of the price paid by the Distributor for the defective Product if the Supplier is unable to replace such defective Products within a reasonable time period or at a commercially reasonable cost.

This warranty does not extend to any damage or failure which results from alteration, accident, theft, misuse, abuse, abnormal use, or improper storage or maintenance by Distributor.

THE DISTRIBUTOR ACKNOWLEDGES THAT SUPPLIER'S OBLIGATIONS AND LIABILITIES IN RESPECT OF THE PRODUCTS AND THE DISTRIBUTOR'S APPOINTMENT ARE EXHAUSTIVELY DEFINED IN THIS AGREEMENT. THE DISTRIBUTOR AGREES THAT THE EXPRESS OBLIGATIONS AND WARRANTIES MADE BY SUPPLIER UNDER THIS AGREEMENT SHALL BE IN LIEU OF AND TO THE EXCLUSION (TO THE FULLEST EXTENT PERMITTED BY LAW) OF ANY OTHER

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WARRANTY, CONDITION, TERM OR UNDERTAKING OF ANY KIND, EXPRESS OR IMPLIED,
STATUTORY OR OTHERWISE RELATING TO ANYTHING SUPPLIED UNDER OR IN CONNECTION WITH THIS AGREEMENT INCLUDING (WITHOUT LIMITATION) AS TO CONDITION, MERCHANTABILITY, AND QUALITY.

         10.2 Supplier accepts liability without limit for death or personal injury to the extent that it results from the negligence, breach of warranty, or intentional conduct of Supplier and its employees and that it is caused by any Product being defective and unsafe within the meaning of the applicable laws of the Territory.

         10.3 EXCLUSION OF CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, SUPPLIER SHALL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE TO THE DISTRIBUTOR, ITS SALES REPRESENTATIVES, SUBDISTRIBUTORS OR DEALERS, OR ANY OTHER THIRD PARTY INCLUDING ANY PURCHASER OF THE PRODUCTS HEREUNDER, FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSS, DAMAGES, COST OR EXPENSE OF ANY KIND WHATSOEVER AND HOWSOEVER CAUSED INCLUDING, WITHOUT LIMITATION, FOR ANY LOSS OF PRODUCTION, LOSS OF PROFIT OR CONTRACTS AND LOSS OF GOODWILL ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, EVEN IF SUPPLIER HAS BEEN ADVISED OF THEIR POSSIBILITY.

11.      DURATION AND TERMINATION

         11.1 This Agreement shall become effective on the date first above written and shall continue in effect, subject to termination under Sections 11.2 and 11.3 below, until the earlier of the tenth anniversary of the Effective Date, or the last to expire of any patents claiming the Products.

         11.2 Supplier may terminate this Agreement at any time upon written notice in the event that:

                   (a) the Distributor defaults in punctual payments in full of the sums due under this Agreement or under any purchase orders, and such default is not remedied within sixty (60) days after the Distributor has been served with a written notice requiring such remedy; or

                   (b) the Distributor commits a breach of any material provision of this Agreement, and such breach is not cured within sixty (60) days after the Distributor has been served by Supplier with a written notice requiring such cure; or

                   (c) the Distributor becomes insolvent, institutes proceedings in bankruptcy or, under similar insolvency laws, for reorganization, receivership, or dissolution.

         11.3 Distributor may terminate this Agreement at any time upon written notice in the event that:

                   (a) the Supplier commits a breach of any material provision of this Agreement, and such breach is not cured within sixty (60) days after the Supplier has been served by Distributor with a written notice requiring such cure; or

                  (b) the Supplier becomes insolvent, institutes proceedings in bankruptcy or, under similar insolvency laws, for reorganization, receivership, or dissolution; or

                   (c) the Supplier is unable to obtain a license to any third party patent that prevents the sale or distribution of the Products in the Territory.


12.      CONSEQUENCES OF TERMINATION

         In the event that this Agreement is terminated, the following consequences shall follow:

         12.1 All the Distributor's rights under this Agreement shall cease and no payment whatsoever shall be due to the Distributor for loss of goodwill, anticipated profits or otherwise as a result of such proper termination. The Distributor hereby waives any claim to receive any compensation as a consequence of the proper termination of this Agreement. Supplier is relieved from any obligation to make any further shipments hereunder, and may cancel all of the Distributor's unshipped orders for Products, irrespective of previous written acceptance by Supplier.

         12.2 Supplier shall repurchase at the Distributor's cost any remaining inventory of the Distributor, except that if this Agreement is terminated during the Initial Period, then Supplier shall only repurchase at the Distributor's cost any remaining inventory above the minimum number of units of Products set forth in Schedule C. Such repurchase shall occur within thirty (30) days after the termination date. In the event Supplier fails to repurchase such Products, Distributor shall have the right and option to (i) continue to sell its existing inventory of such Products for a reasonable period following termination or expiration, or (ii) deduct any repurchase cost of such Products from any outstanding invoices due and payable pursuant to Section 12.3.

         12.3 All charges for Products unpaid at the date of termination shall forthwith become due and payable within thirty (30) days after the termination date.

         12.4 The Distributor shall return to Supplier all promotional/sales materials within ninety (90) days. Both parties shall return to the other party all Confidential Information in written, recorded, or other tangible form within ninety (90) days.

         12.5 Pursuant to Section 5.3(a), Supplier shall assist with the transfer of and/or assignment to Distributor any regulatory approvals, certificates, registrations, licenses, and permits filed and maintained during the term of this Agreement in the name of Supplier.

13.      MISCELLANEOUS PROVISIONS

         13.1 Governing Law. The construction, validity and performance of this Agreement and any disputes arising hereunder be governed by the laws of the State of California, exclusive of that body of law relating to choice of law, and by the Uniform Commercial Code, as enacted in the State of California. Any and all disputes, controversies or differences arising hereunder in connection herewith shall be conducted in the English language.

         13.2 Notices. Any notice or report pursuant to this Agreement shall be deemed duly given upon receipt if it is in writing and is sent by prepaid registered air mail or express courier addressed to the party at the address set forth at the beginning of this agreement, or to such other address as shall be furnished in writing.

         13.3 Failure to Enforce. The failure of either party to enforce at any time the provisions hereof shall not be construed to be a waiver of such provisions nor of the right of such party thereafter to enforce each and every such provision.

         13.4 Arbitration. The parties agree to submit any dispute they are unable to resolve between them to binding arbitration by a single arbitrator in Santa Clara, California, in accordance with the rules of the American Arbitration Association.

         13.5 Force Majeure. Neither party shall be liable to the other party for any delay or omission in the performance of any obligation under this Agreement where the delay or omission is due to any cause or condition beyond the reasonable control of the party obliged to perform, including, but not limited to, strikes or other labor difficulties, acts of God, earthquakes, acts of government (including but not limited to the refusal to issue necessary import or export licenses), war, riots, embargoes, or inability to obtain supplies ("Force Majeure"). If Force Majeure prevents or delays the performance by a party of any obligation under this Agreement, then the party claiming Force Majeure shall promptly notify the other party thereof in writing. In the event that Force Majeure shall continue for a period greater than ninety (90) days, either party may terminate the Agreement.

         13.6 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters herein contained, supersedes all prior understandings between the parties with respect to the distribution of the Products, and may from time to time be changed, but only by an instrument in writing signed by both parties.

         13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COLLAGEN CORPORATION                                TISSUE TECHNOLOGIES, INC.


By:         /s/ David Foster                        By:      /s/ Jesse Kramer
            ----------------                                 ----------------
Name:       David Foster                            Name:    Jesse Kramer
            ------------                                     ------------
Title:  Vice President and Chief Financial Officer  Title:   President
        ------------------------------------------           ---------

                                   SCHEDULE A

                       Description of Products and Prices


1.0 Description of Products The Supplier's existing biocompatible tubular E-PTFE product(s) for soft tissue augmentation and management of facial wrinkles, as well as any and all additional and/or improved biocompatible implant product(s) for soft tissue augmentation and management of facial wrinkles made by the Supplier, or by third parties to the Supplier's benefit, during the term of this Agreement. Such product(s), as well as any and all additional and/or improved biocompatible product(s) shall be limited to any product covered by the claims of a patent application or issued patent included in the Intellectual Property Rights.

A single unit ("unit(s)") of the first such tubular E-PTFE product shall consist *** , packaged and labeled in a sterile and FDA-approved manner.

Future Products will be defined and mutually agreed upon prior to regulatory approval in any given country.

2.0      Purchase Price

         2.1 During the Initial Period the Supplier shall sell units of the Product(s) to the Distributor at the agreed upon price of *** .

         2.2 Subsequent to the Initial Period, the purchase price for Product(s) shall be based and calculated as *** .

Year    Percentage of net sales to Distributor    Percentage of net sales to Supplier
-------------------------------------------------------------------------------------
4              *** %                                  *** %
5              *** %                                  *** %
6              *** %                                  *** %
7              *** %                                  *** %
8              *** %                                  *** %
9              *** %                                  *** %
10             *** %                                  *** %

--------------------
***Confidential treatment requested

                                   SCHEDULE B

                                    Territory

1.0      Territory.

         1.1      The United States of America

         1.2      The European Economic Area

         1.3      All other countries of the world.

                                   SCHEDULE C

1.0      Minimum Purchases

In accordance with Sections 4.3 and 5.9 of the Worldwide Medical Product Distribution Agreement, Distributor agrees to the minimum purchase requirements set forth below.


1.1      For the Initial Period:

Year        Minimum Purchases in US dollars           Minimum Purchases in units  (***/unit)
--------------------------------------------------------------------------------------------------
1               $500,000                                       ***
2               $750,000                                       ***
3               $1,250,000                                     ***

1.2         Subsequent to the Initial Period:

Year              Minimum Purchases in US dollars                 Purchase increase from prior year
---------------------------------------------------------------------------------------------------
4                 $1,437,500                                           ***  %
5                 $1,653,125                                           ***  %
6                 ***                                                  ***  %
7                 ***                                                  ***  %
8                 ***                                                  ***  %
9                 ***                                                  ***  %
10                ***                                                  ***  %

--------------------
***Confidential treatment requested

                                   SCHEDULE D


1.0      Delivery Sites

         1.1 Supplier shall ship Products to Distributor, in accordance with Distributor's instructions included with any purchase order, to the following destinations:

         (a)      Within the United States to:
                  Collagen Corporation
                  48490 Milmont Drive
                  Fremont, CA  94538

                  The minimum quantity to be shipped to this destination is: *** units


         (b)      For CE marked products to:

                  Collagen Corporation
                  48490 Milmont Drive
                  Fremont, CA  94538

                  OR

                  Other designated site in the European Economic Area (EEA).

                  The minimum quantity to be shipped to these destinations is:
                  *** units


         (c) For non-CE marked products to all other countries of the world to:

                  A designated site, to be determined, in one or more country other than the United States or EEA.

                  The minimum quantity to be shipped to this destination is: *** units

                                    EXHIBIT A

                   University of California License Agreement

                          EXCLUSIVE LICENSE AGREEMENT

                                    between

                  THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                      and

                           TISSUE TECHNOLOGIES, INC.

                                      for

                   PERMANENT SOFT TISSUE AUGMENTATION SYSTEM

                             U.C. CASE NO. 93-057-1

                               TABLE OF CONTENTS

BACKGROUND.................................................................   1

 1.  DEFINITIONS...........................................................   2

 2.  LIFE OF PATENT EXCLUSIVE GRANT........................................   4

 3.  SUBLICENSES...........................................................   4

 4.  LICENSE ISSUE FEE.....................................................   5

 5.  ROYALTIES.............................................................   6

 6.  DUE DILIGENCE.........................................................   9

 7.  PROGRESS AND ROYALTY REPORTS..........................................  14

 8.  BOOKS AND RECORDS.....................................................  15

 9.  LIFE OF THE AGREEMENT.................................................  16

10.  TERMINATION BY THE REGENTS............................................  16

11.  TERMINATION BY LICENSEE...............................................  17

12.  DISPOSITION OF LICENSED PRODUCTS ON HAND UPON
     TERMINATION...........................................................  17

13.  USE OF NAMES, TRADEMARKS, AND CONFIDENTIALITY.........................  18

14.  LIMITED WARRANTY......................................................  19

15.  PATENT PROSECUTION AND MAINTENANCE....................................  20

16.  PATENT MARKING........................................................  22

17.  PATENT INFRINGEMENT...................................................  22

18.  INDEMNIFICATION.......................................................  24

19.  NOTICES...............................................................  25

20.  ASSIGNABILITY.........................................................  26

21.  LATE PAYMENTS..........................................................  26

22.  WAIVER.................................................................  27

23.  FAILURE TO PERFORM.....................................................  27

24.  GOVERNING LAWS.........................................................  27

25.  FOREIGN GOVERNMENT APPROVAL OR REGISTRATION............................  27

26.  EXPORT CONTROL LAWS....................................................  28

27.  FORCE MAJEURE..........................................................  28

28.  CONFIDENTIAL INFORMATION...............................................  28

29.  MISCELLANEOUS..........................................................  29

UC Case No. 93-057-1

                          EXCLUSIVE LICENSE AGREEMENT

                                      for

                   PERMANENT SOFT TISSUE AUGMENTATION SYSTEM

        THIS LICENSE AGREEMENT, the "Agreement", is made and is effective December 1, 1993, by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, hereinafter referred to as "The Regents", and TISSUE TECHNOLOGIES, INC. a California corporation having a principal place of business at 1372 Green Street, San Francisco, California 94109, hereinafter referred to as the "Licensee."

                                   BACKGROUND

        Certain inventions, generally characterized as Permanent Soft Tissue Augmentation System, hereinafter collectively referred to as the "Invention," were made in the course of research at the University of California, San Francisco by Drs. Robert Schindler and Corey Maas and are covered by Regents' Patent Rights as defined below.

        The Licensee entered into a Letter of Intent (U.C. Control No. 93-30-0385) with

The Regents, effective June 14, 1993 and terminating on December 31, 1993, for the purpose of declaring the mutual intention of the parties to negotiate with each other for an exclusive license on the Invention.

        The Licensee is a "small business firm" as defined in 15 U.S.C. 632.

        The Licensee is desirous of obtaining certain rights from The Regents for the commercial development, manufacture, use, and sale of the Invention, and The Regents is willing to grant such rights.

        The Regents is desirous that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

Both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications and issued patents.

        Both parties agree as follows:

                                 1. DEFINITIONS

        1.1 "Regents' Patent Rights" means patent rights to any subject matter claimed in or covered by any of the following: pending U.S. Patent Application serial no. 08/090,518, entitled Soft Tissue Augmentation Apparatus, filed July 12, 1993, by Drs. Robert Schindler and Corey Maas and assigned to The Regents; and continuing applications thereof including divisions and substitutions but including continuation-in-part applications only to the extent that the claim was supported in the original disclosure; any patents issuing on said application or continuing applications including reissues; and any corresponding foreign applications or patents.

        1.2 "Regents' Proprietary Rights" means information related to the Invention, including data, drawings and sketches, designs, test results, Data as defined in
Article 28, Confidential Information, and information of a like nature, whether patentable or not, developed by Drs. Robert Schindler and Corey Maas of the University of California San Francisco.

        1.3 "Licensed Product" means any material that is either covered by Regents' Patent Rights or Regents' Proprietary Rights or whose manufacture, use, or sale would constitute, but for the license granted to the Licensee pursuant to this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights.

        1.4 "Licensed Method" means any method that is covered by Regents' Patent Rights or Regents' Proprietary Rights or whose use or practice would constitute, but for the license granted to the Licensee pursuant to this Agreement, an infringement of any claim within Regents' Patent Rights.

        1.5 "Net Sales" means the total of the gross invoice prices of Licensed Products less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties, or other excise taxes imposed upon particular sales; transportation charges and allowances or credits to customers because of rejections or returns.

        1.6 "Affiliate" means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, that in any country where the local law shall not permit foreign equity participation of at least 50%, then an "Affiliate" shall include any company in which Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law.

        1.7 "Joint Venture" means any entity established pursuant to an agreement between a third party (or parties) and Licensee to carry out a business enterprise.

                       2. LIFE OF PATENT EXCLUSIVE GRANT

        2.1 Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee a (worldwide) license under Regents' Patent Rights and Regents' Proprietary Rights to make, have made, use, and sell Licensed Products and to practice the Licensed Method.

        2.2 Except as otherwise provided herein, the license granted in section
2.1 shall be exclusive for the life of the Agreement.

        2.3 The Regents expressly reserves the right to use the Invention and associated technology for educational and research purposes.

                                 3. SUBLICENSES

        3.1 The Regents also grants to Licensee the right to issue sublicenses to third parties to make, have made, use and sell Licensed Products and to practice the Licensed Method provided Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to The Regents that are contained in this Agreement.

        3.2 Licensee shall provide The Regents with a copy of each sublicense issued hereunder; collect and guarantee payment of all royalties due The Regents from sublicensees; and summarize and deliver all reports due The Regents from sublicensees.

        3.3 Upon termination of this Agreement for any reason, The Regents, at its sole

                                   APPENDIX A

discretion, shall determine whether any or all sublicenses shall be canceled or assigned to The Regents.

                              4. LICENSE ISSUE FEE

        4.1 Licensee agrees to pay to The Regents a License Issue Fee of [ *** ] according to the following schedule:

          - [ *** ] to be paid within [ *** ] after the execution date of this Agreement

          - [ *** ] to be paid upon submission of Product Market Approval
            (PMA) or 510K data to the U.S. Food and Drug Administration (FDA), but no later than [ *** ]

          - [ *** ] to be paid on [ *** ] and

          - [ *** ] to be paid upon FDA marketing approval, but no later than [ *** ]

        4.2 This license issue fee is non-refundable, non-cancellable, and not an advance against royalties.


*** Confidential treatment requested

                                  5. ROYALTIES

        5.1 Licensee shall also pay to The Regents an earned royalty of [ *** ] of the Net Sales of Licensed Products. In the event the last patent application under this Agreement is abandoned and no patent in Regents' Patent Rights has issued, Licensee shall pay to The Regents an earned royalty of [ *** ] in the first full year of commercial sales of Licensed Products covered by Regent's Proprietary Rights following such abandonment, [ *** ] in the second full year of such commercial sales following such abandonment, [ *** ] in the third full year of such commercial sales following such abandonment, [ *** ] in the fourth year of such commercial sales following such abandonment, and no earned royalty in subsequent years.

        5.2 For sales of Licensed Products to an Affiliate or Joint Venture from Licensee at a reduced price from that customarily charged to an unrelated third party, the royalty paid to The Regents shall be based on the Net Sales of Licensed Products of the Affiliate or Joint Venture to the Affiliate's or Joint Venture's customers. Where Licensee transfers Licensed Products for end-use to itself or an Affiliate or Joint Venture, such transfer shall be considered a sale at list price, and The Regents shall be entitled to receive a royalty thereon in accordance with this Article 5, (ROYALTIES). Each reference to Licensee herein shall be meant to include its Affiliates and Joint Ventures.

        5.3 Paragraphs 1.1, 1.2, 1.3, and 1.4 define Regents' Patent Rights, Licensed Products, and Licensed Methods so that royalties shall be payable on products and methods covered by both pending patent applications and issued patents as well as on products and methods covered by Regents' Proprietary Rights. Earned royalties shall accrue in each country for the

***Confidential treatment requested
duration of Regents' Patent Rights in that country and shall be payable to The Regents when Licensed Products are invoiced, or if not invoiced, when delivered to a third party. In the event the last patent application under this Agreement in that country is abandoned and no patent in Regents' Patent Rights has issued for that country then Licensee shall pay to The Regents an earned royalty based on sales of Licensed Products covered by The Regents' Proprietary Rights in that country as provided in paragraph 5.1.

        5.4 Royalties accruing to The Regents shall be paid to The Regents [ *** ] on or before the following dates [ *** ]:

                                    [ *** ]

                                    [ *** ]

                                    [ *** ]

                                    [ *** ]

Each such payment will be for royalties which accrued within the Licensee's most recently completed [ *** ].

        5.5 Licensee shall pay to The Regents a minimum annual royalty of [ *** ] and [ *** ] thereafter, beginning with the calendar year [ *** ]. This minimum annual royalty shall be paid to The Regents by [ *** ] of each year and shall be credited against the earned royalty (if any) due and owing for the calendar year in which the minimum payment was made.

        5.6 Notwithstanding the minimum royalties stated in paragraph 5.5 (Minimum Royalties), in the event the last patent application under this Agreement is abandoned and no patent in Regents' Patent Rights has issued, Licensee shall pay to The Regents a minimum annual royalty

*** confidential treatment requested
equal to [ *** ] of the minimum royalty stipulated for that year in paragraph
5.5 for the first year of commercial sales following such abandonment, [ *** ] of the minimum royalty stipulated for that year in paragraph 5.5 for the second full year of such commercial sales following such abandonment, [ *** ] of the minimum royalty stipulated for that year in paragraph 5.5 for the third full year of such commercial sales following such abandonment, [ *** ] of the minimum royalty stipulated for that year in paragraph 5.5 for the fourth year of such commercial sales following such abandonment, and no minimum annual royalty in subsequent years.

        5.7 All monies due The Regents shall be payable in United States funds collectible at par in San Francisco, California. When Licensed Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

        5.8 Royalties earned with respect to sales occurring in any country outside the United States shall not be reduced by any taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income. The Licensee shall also be responsible for all bank transfer charges. Notwithstanding this, all payments made by the Licensee in fulfillment of The Regents' tax liability in any particular country shall be credited against Earned Royalties, royalties, or fees due The Regents for that country.

        5.9 If at any time legal restrictions prevent the prompt remittance of part or all royalties by the Licensee with respect to any country where a Licensed Product is sold, the

*** confidential treatment requested

Licensee shall pay such royalties to The Regents from the Licensee's United States source of funds.

        5.10 In the event that any patent or any claim thereof included within the Regents' Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. The Licensee shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision or that are based on the Regents' Proprietary Rights.

                                6. DUE DILIGENCE

        6.1 The Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture, and sale of Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

        6.2 The Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations hereunder.

        6.3 The Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use, and sale of Licensed Products.

        6.4 If the Licensee is unable to perform any of the following:

        6.4.1 initiate a pilot animal study for the device by [ *** ]; or

        6.4.2 complete the pilot animal study for the device and, if it is necessary for

*** confidential treatment requested
              government approval, initiate a full animal study for the device by December 31, 1994; or

        6.4.3 submit a 510K covering Licensed Products to the United States FDA by [ *** ]; or

        6.4.4 initiate human trials on the device and complete the full animal study on the device by [ *** ]; or

        6.4.5 market Licensed Products in the United States within [ *** ] of receiving approval of such Licensed Product's 510K or PMA from the U.S. FDA; or

        6.4.6 reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement;

then The Regents shall have the right and option either to terminate this Agreement or to reduce the Licensee's exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).

        6.5 In addition to the obligations set forth above, the Licensee shall spend an aggregate of not less than [ *** ] for the development and commercialization of Licensed Products during the first 3 years of this Agreement according to the following schedule:

        1994 [ *** ]

        1995 [ *** ]

        1996 [ *** ]


*** confidential treatment requested

        6.6 Either party to this Agreement may refer a dispute arising under this Article 6 (DUE DILIGENCE) to arbitration. Such referral to arbitration shall be made by so notifying the other party in writing in accordance with the provisions of Article 19 hereto (NOTICES), stating the nature of the dispute to be resolved. Any such arbitration shall be controlled by the provisions of this Article 6.

        6.7 Within fifteen (15) business days following such notice, three arbitrators shall be selected by the following process:

        6.7.1 Each Party shall designate one individual, not an employee, director, or shareholder of the Party or sublicensee of the Party, to serve as an arbitrator.

        6.7.2 These arbitrators shall select a third individual who shall be an attorney experienced in arbitration proceedings to serve as the third arbitrator and to preside in resolution of the dispute. The third arbitrator shall not be an employee, director, or shareholder of either Party or sublicensee of either Party.

        6.8 Within five (5) business days after selection, the arbitrators shall meet with the Parties at which time the Parties shall each present in writing the issue to be resolved and a proposed ruling on it. Such writing shall be served on the other Party in advance and shall be limited to no more than twenty (20) pages.

        6.9 The following general provisions shall apply to the arbitration proceeding:

        6.9.1 No later than thirty (30) days after the appointment of the third arbitrator, the arbitrators shall set a date for a hearing to resolve the issue identified by the Parties. The hearing shall take place no later than one hundred twenty (120)
        days from the original notice to arbitrate.

6.9.2 The arbitrators shall permit the taking of no more than one (1) deposition by each Party, and shall permit, subject to the provisions of a mutually agreeable protective order, the production of only those documents immediately and directly bearing on the issue or issues subject to arbitration and only to the extent necessary for the convenience and use of the arbitrators, and shall not require or permit any other discovery by any means, including, but not limited to, depositions, interrogatories, or production of documents.


6.9.3 No later than ten (10) business days prior to the hearing, each Party may submit a single written brief or memorandum in support of its position which may be no more than twenty (20) pages. Each Party shall be entitled to no more than three (3) hours of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross, or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross, or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether each Party has had the three (3) hours to which it is entitled or may, upon good cause shown, have additional time to present its case.

6.9.4 Each Party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissability of evidence. Admissibility will be decided by two-thirds vote.

        6.9.5 Within fifteen (15) days of the conclusion of the hearing, each Party must submit a proposed finding to the arbitrators.

        6.10 The arbitrators shall rule on the disputed issue within thirty
(30) days following the completion of the testimony of both Parties. Such ruling shall encompass in its entirety the proposed findings of one of the Parties on the disputed issue. The issue shall be resolved upon two-thirds vote of the arbitrators.

        6.11 Arbitration shall take place in the location of choice of the party who has not requested arbitration. All hearing costs for a hearing shall be shared equally between the Parties.

        6.12 The arbitrators shall be paid reasonable fees plus expenses, which fees and expenses shall be shared equally by the Parties.

        6.13 The decision of the arbitrators shall be enforceable but not appealable in any court of competent jurisdiction.

        6.14 To exercise either the right to terminate this Agreement or to reduce the license to a nonexclusive license for lack of diligence, The Regents must give the Licensee written notice of the deficiency. The Licensee thereafter has sixty (60) days to cure the deficiency or to request arbitration. If The Regents has not received a written request for arbitration or satisfactory tangible evidence that the deficiency has been cured by the end of the sixty (60)-day period, then The Regents may, at its option, either terminate this Agreement or reduce the Licensee's exclusive license to a nonexclusive license by giving written notice to the Licensee. These notices shall be subject to Article 19 (NOTICES).

                        7.  PROGRESS AND ROYALTY REPORTS

        7.1 [ *** ] and [ *** ] thereafter, the Licensee shall submit to The Regents a progress report covering the Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product until the first commercial sale of that Licensed Product occurs in the United States.

        7.2 The progress reports submitted under section 7.1 should include, but not be limited to, the following topics:

    -   summary of work completed including results of clinical trials

    -   key scientific discoveries

    -   summary of work in progress

    -   current schedule of anticipated events or milestones

    -   market plans for introduction of Licensed Products, and

    -   a summary of resources (dollar value) spent in the reporting period

        7.3 The Licensee shall have a continuing responsibility to keep The Regents informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees and Affiliates.

        7.4 The Licensee also agrees to report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

        7.5 After the first commercial sale of a Licensed Product anywhere in the world, the Licensee will make [ *** ] royalty reports to The Regents on or before [ *** ]

*** confidential treatment requested

Each such royalty report will cover the Licensee's most recently completed
[ * * * ] and will show: (a) the gross sales and Net Sales of Licensed Products sold by the Licensee during the most recently completed calendar quarter, (b) the number of each type of Licensed Product sold, (c) the royalties, in U.S. dollars, payable hereunder with respect to such sales, (d) the method used to calculate the royalty, and (e) the exchange rates used.

        7.6 If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be required.


                             8.  BOOKS AND RECORDS

        8.1 The Licensee shall keep books and records accurately showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain and shall be open to inspection by representatives or agents of The Regents at reasonable times.

        8.2 The fees and expenses of The Regents' representatives performing such an examination shall be borne by The Regents. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of these representatives shall be borne by the Licensee.


* * * Confidential treatment requested

                           9.  LIFE OF THE AGREEMENT

        9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect for the life of the last-to-expire patent licensed under this Agreement, or for twenty (20) years from the effective date of this Agreement if no patent issues, or until the last patent application licensed under this Agreement is abandoned and no patent in Regents' Patent Rights ever issues.

        9.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

        Article 8     Books and Records

        Article 12    Disposition of Licensed Products on Hand Upon Termination

        Article 13    Use of Names, Trademarks, and Confidentiality

        Article 18    Indemnification

        Article 23    Failure to Perform

        Article 28    Confidential Information


                        10.  TERMINATION BY THE REGENTS

        10.1 If the Licensee should violate or fail to perform any term or covenant of this Agreement, then The Regents may give written notice of such default (Notice of Default) to the Licensee. If the Licensee should fail to repair such default within sixty (60) days of the effective date of such notice, The Regents shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the Licensee. If a Notice of

Termination is sent to the Licensee, this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve the Licensee of its obligation to pay any royalty or license fees owing at the time of such termination and shall not impair any accrued right of The Regents. These notices shall be subject to Article 19 (Notices).

                          11.  TERMINATION BY LICENSEE

        11.1 The Licensee shall have the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Such notice of termination shall be subject to Article 19 (Notices), and termination of this Agreement shall be effective ninety (90) days from the effective date of such notice.

        11.2 Any termination pursuant to the above paragraph shall not relieve the Licensee of any obligation of liability accrued hereunder prior to such termination or rescind anything done by the Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of The Regents arising under this Agreement prior to such termination. Any unpaid part of the License Issue Fee of paragraph 4.1 becomes due and payable at the time of termination by Licensee.

         12.  DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

        12.1 Upon termination of this Agreement, the Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days provided, however, that the sale of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

              13.  USE OF NAMES, TRADEMARKS, AND CONFIDENTIALITY

        13.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use by the Licensee of the name "The Regents of the University of California" or the use by the Licensee of the name of any campus of the University of California is expressly prohibited.

        13.2 Neither The Regents nor Licensee shall be free to release the terms and conditions of this Agreement to third parties unless required by law without the written consent of the other.

        13.3 Notwithstanding paragraph 13.2, it is understood that The Regents shall be free to release to the inventors and senior administrative officials employed by The Regents the terms and conditions of this Agreement upon their request. If such release is made, The Regents shall request that such terms and conditions not be disclosed to others. It is further understood that should a third party inquire whether a license to Regents' Patent Rights is available, The Regents may disclose the existence of this Agreement and the Extent of the grant in Article 2 (GRANTS) to such third party, but shall not disclose the name of the Licensee except where The Regents is required to release such information under either the California Public Records Act or other applicable law.

        13.4 Notwithstanding the requirements for confidentiality contained within this Article 13, The Regents hereby authorizes the Licensee to include in any NDA for a Licensed Product a list of patents included within Regents' Patent Rights identifying The Regents as patent owner.

                             14.  LIMITED WARRANTY

        14.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.

        14.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

        14.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

        14.4    Nothing in this Agreement shall be construed as:

        (14.4.1) a warranty or representation by The Regents as to the validity or scope of any Regents' Patent Rights; or

        (14.4.2) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;
                 or

        (14.4.3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in
                 Article 17 (PATENT INFRINGEMENT); or

        (14.4.4) conferring by implication, estoppel, or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regent's Patent Rights; or

        (14.4.5) an obligation to furnish any know-how not provided in Regents'
                 Patent Rights.

                     15. PATENT PROSECUTION AND MAINTENANCE

        15.1 Provided that Licensee has paid billings and rebillings as provided for in paragraph 15.4, The Regents shall diligently prosecute and maintain the United States patents comprising Regents' Patent Rights using counsel of its choice. The Regents' counsel will take instructions only from The Regents. The Regents shall provide the Licensee with copies of all relevant documentation so that the Licensee may be informed and apprised of the continuing prosecution. The Licensee agrees to keep this documentation confidential.

        15.2 The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products contemplated to be sold under this Agreement.

        15.3 Licensee shall apply for an extension of the term of any patent included within

Regents' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese, and other foreign counterparts of this law. The Licensee shall prepare all such documents, and The Regents agrees to execute such documents and to take such additional action as the Licensee may reasonably request in connection therewith.

        15.4 The costs of preparing, filing, prosecuting, and maintaining all United States patent applications and/or patents contemplated by this Agreement shall be borne by Licensee. This includes patent prosecution costs for this Invention incurred by The Regents prior to the execution of this Agreement. Such prior costs (approximately $8,611.71 as of September 30, 1993) will be due within thirty (30) days of the execution of this Agreement. Current and future costs for patent prosecution and maintenance will be billed to the Licensee by The Regents as incurred and shall be payable within thirty (30) days of the billing date.

        15.5 The Licensee shall have the right to request The Regents to obtain patent protection on the Invention in foreign countries if available and if it so desires. The Licensee must notify The Regents within seven (7) months of the filing of the corresponding United States application of its decision to obtain foreign patents. This notice concerning foreign filing shall be in writing, must identify the countries desired, and reaffirm Licensee's obligation to underwrite the costs thereof. The absence of such a notice from the Licensee to The Regents shall be considered an election not to secure foreign rights.

        15.6 The preparation, filing, and prosecuting of all foreign patent applications filed at the Licensee's request, as well as the maintenance of all resulting patents, shall be at the sole expense of the Licensee. Such patents shall be held in the name of the Regents and shall be obtained using counsel of The Regents' choice.

        15.7 The Licensee's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect provided, however, that the Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail patent costs when such a notice is received from the Licensee. Those costs which cannot be curtailed will be due and owing when rebilled. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense provided, however, that the Licensee shall have no further right or licenses thereunder.

        15.8 The Regents shall have the right to file, prosecute, or maintain patent applications at its own expense in any country in which the Licensee has not elected to file, prosecute, or maintain patent rights in accordance with this Article 15, and such applications and resultant patents shall not be subject to this Agreement.

                               16. PATENT MARKING

        16.1 The Licensee agrees to mark all Licensed Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                            17. PATENT INFRINGEMENT

        17.1 In the event that the Licensee shall learn of the substantial infringement of any patent or patent extension licensed under this Agreement, the Licensee shall call The Regents' attention thereto in writing and shall provide The Regents with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where the Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

        17.2 The Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to the Licensee. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, The Regents shall have the right to:

             a) commence suit on its own account or

             b) refuse to participate in such suit,

and The Regents shall give notice of its election in writing to the Licensee by the end of the one-hundredth (100th) day after receiving notice of such request from the Licensee. The Licensee may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this Agreement. However, in the event the Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense.

        17.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party provided, however, that legal action brought jointly by The Regents and the Licensee and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

        17.4 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit except that The Regents may be represented by counsel of its choice pursuant to The Regents' determination in any suit brought by the Licensee.

                              18.  INDEMNIFICATION

        18.1 The Licensee agrees to indemnify, hold harmless, and defend The Regents, their officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Regents' Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability.

        18.2 The Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement, and before Licensee conducts any non-financial commercialization activities concerning the Licensed Products outside of development and trials performed at the University of California by employees of the University of California, Licensee shall obtain, keep in force, and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) or an equivalent program of self-insurance with limits as follows:

        (a)  Each Occurrence [ *** ]
        (b)  Products/Completed Operations Aggregate [ *** ]
        (c)  Personal and Advertising Injury [ *** ]
        (d)  General Aggregate (commercial form only) [ *** ]

        It should be expressly understood, however, that the coverages and limits referred to under the above shall not in any way limit the liability of Licensee. Licensee shall furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates shall:

                (18.2.1) Provide a thirty (30)-day advance written notice to the University of any modification.

                (18.2.2) Indicate that The Regents has been endorsed as an additional insured under the coverages referred to under the above.

                (18.2.3) Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collectible insurance or program of self-insurance carried or maintained by The Regents.

        18.3 The Regents shall promptly notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 18. Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 18.

                                  19.  NOTICES

        19.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective

*** confidential treatment is requested
addresses given below or to such other address as it shall designate by written notice given to the other party.

In the case of the Licensee:    TISSUE TECHNOLOGIES INC.
                                1372 Green Street
                                San Francisco, CA 94109
                                Attention: Jesse Kramer

In the case of The Regents:     THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
                                1320 Harbor Bay Parkway, Suite 150
                                Alameda, California 94502
                                Attention: Director, Office of Technology
                                  Transfer
                                Referring to: UC Case No. 93-057-1


                               20.  ASSIGNABILITY

        20.1 This Agreement is binding upon and shall inure to the benefit of The Regents, its successors, and assigns, but shall be personal to the Licensee and assignable to the Licensee only with the written consent of The Regents, which consent shall not be reasonably withheld.

                               21.  LATE PAYMENTS

        21.1 In the event royalty payments or fees or patent cost reimbursements are not received by The Regents when due, the Licensee shall pay to The Regents interest charges at a rate of [ *** ] per annum. Such interest shall be calculated from the date payment was due until actually received by The Regents.

*** confidential treatment requested

                                  22.  WAIVER

        22.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                            23.  FAILURE TO PERFORM

        23.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                              24.  GOVERNING LAWS

        24.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

                25.  FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

        25.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee shall assume all legal obligations to do so.

                            26.  EXPORT CONTROL LAWS

        26.1 The Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                               27.  FORCE MAJEURE

        27.1 The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties' respective obligations hereunder shall resume.

                         28.  CONFIDENTIAL INFORMATION

        28.1 With regard to confidential information ("Data"), which can be oral or written or both, and can include, but not be limited to, technical information, patent applications, and prosecution documents received from The Regents regarding this Invention, the Licensee agrees not to use the Data except for the sole purpose of performing under the terms of this Agreement; to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature; and not to disclose Data to others (except to its employees, agents, or consultants who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents except that Licensee shall not be prevented from using or disclosing any of the Data:

        (28.1.1) which Licensee can demonstrate by written records was previously known to it;

        (28.1.2) which is now, or becomes in the future, public knowledge other than through acts or omissions of Licensee; or

        (28.1.3) which is lawfully obtained by Licensee from sources independent of The Regents.

The secrecy obligations of Licensee with respect to Data shall continue for a period ending five (5) years from the termination of this Agreement.

                               29. MISCELLANEOUS

        29.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        29.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party; in which event, it shall be effective as of the date recited on page one.

        29.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

        29.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof. The Letter of Intent effective June 14, 1993, UC Control No. 93-30-0385 is hereby terminated.

        29.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

        IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement in duplicate originals by their respective officers hereunto duly authorized, on the day and year hereinafter written.

TISSUE TECHNOLOGIES INC.:               THE REGENTS OF THE
                                        UNIVERSITY OF CALIFORNIA:

By: /s/ Jesse Kramer                    By: /s/ William T. Davis
    -------------------------               --------------------------------

Name: Jesse Kramer                      Name: William T. Davis
      -----------------------                 ------------------------------

Title: President                              Associate Director
       ----------------------                 Office of Technology Transfer

Date: 3/21/94                           Date: 3/31/94
      -----------------------                 ------------------------------